ASSET PURCHASE AND ASSUMPTION OF LIABILITES AGREEMENT

This ASSET PURCHASE AND ASSUMPTION OF LIABILITIES AGREEMENT (this "Agreement") is made and entered into as of November 28, 2001 (the "Agreement Date") by and among Keystone Rare Coins LLC ("Purchaser"), Steve Gehringer, an individual residing of Pennsylvania, Kenneth Kellar, an individual residing Pennsylvania (collectively the "Lenders"), Gehringer & Kellar, Inc., a Pennsylvania coporation (the "Company"), and Tangible Asset Gallereries, Inc. ("TAGZ").

WHEREAS, on December 30, 1999, the Lenders, the Company, and TAGZ entered into that ceratin Acquisition Agreement whereby TAGZ acquired the Company;

WHEREAS, subsequent to TAGZ's acquisition of the Company, TAGZ and the Company entered into that certain Credit Agreement dated January 26, 2000 with Lenders (the "Loans") whereby Lenders agreed to extend credit to the Company and TAGZ agreed to be a Surety to the Loans;

WHEREAS,  the  Company  currently  owes  Lenders  $1,199,412.69 under the Loans;

WHEREAS, as a condition to the continuation of the Loans, Lenders would enter into employment agreements with the Company and continue in said positions for a period of three years (the "Employment Agreements"); and

WHEREAS, the parties desire to terminate their relationship and satisfy the Loans;.

NOW, THEREFORE, For good and valuable consideration, the parties to this Agreement agree as follows:

                        ARTICLE I.       THE ACQUISITION

1.1     The  Purchase,  Assumption,  and  Release.

(a) Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, and as of the Closing Date (as defined in
Section 1.4), Company will sell, convey, transfer, assign and deliver to Purchaser and Purchaser will purchase and acquire from Company, all right, title and interest in and to certain assets listed on Exhibit A (the "Purchased
Assets") free and clear of all liens, pledges, charges, claims, security interests or other encumbrances of any sort (collectively, "Liens").

(b) Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, and as of the Closing Date, Company will sell, convey, transfer, assign and deliver to Purchaser and Purchaser will purchase, acquire and assume from Company all rights, interest and obligations to and for the liabilities listed on Exhibit B, which includes the Loans, and the Lenders hereby grant their consent for such transfer and assignment (the "Assumed Liabilities") and Purchaser shall discharge when due in accordance with their terms, all liabilities or obligations with respect to the Assumed Liabilites. Together with the Purchased Assets, this transaction shall be referred to as the "Acquisition". Except for the Assumed Liabilities, it is expressly understood that Purchaser shall not be liable for and is not assuming or agreeing to pay, become responsible for or discharge any of the debts, claims, damages, obligations, liabilities or responsibilities of any kind or nature whatsoever of the Company or any other party in connection with the Acquisition, whether accrued, absolute, contingent, matured, unmatured or other, including but not limited to any liabilities or obligations for employment, income, sales, property or other Taxes, incurred or accrued by Company or that would have been accrued by Company under generally accepted accounting principles.

(c) Release of Loans and Employment Agreements. On the terms and subject to the conditions set forth in this Agreement, and as of the Closing Date, Lenders agree to release the Company and TAGZ of all obligations under the Loans (that certain Credit Agreement dated January 26, 2000 with Lenders as described above) and under the Employment Agreements.

1.2 Risk of Loss. If any of the Purchased Assets are unavailable for delivery to Purchaser on the Closing Date, Purchaser may require Company to deliver to Purchaser assignments of Company's rights or proceeds under its insurance policies, if any, applicable to such Purchased Assets and to close the Acquisition on that basis.

1.3     Consideration.

(a) Consideration for Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, as full payment for the Purchased Assets and for the agreements set forth herein, and at the Closing Date, Purchaser shall provide the Total Consideration to the Company and TAGZ shall transfer to Purchaser shares of TAGZ's common stock as described in Section 1.5 hereunder

(b) Transaction Taxes. Company shall pay and promptly discharge when due (if any are due) all stamp duty, sales, use, transfer, recording or other Taxes imposed or levied by reason of the sale or transfer of the Purchased Assets or in connection with the Acquisition.

1.4 Closing Date. The closing of the Acquisition (the "Closing") will take place as promptly as practicable at the offices of the Company unless another place or time is agreed to in writing by Purchaser and the Company. The date upon which the Closing actually occurs is the "Closing Date."

1.5 Total Consideration. At the Closing Date, Purchaser agrees to purchase the Purchased Assets and assume the Assumed Liabilities. In consideration of the foregoing, Purchaser shall pay to Company within twelve months from the Closing Date the amount of On Hundred Thirty Six Thousand Two Hundred Sixty Dollars ($136,260.00), provided that, Purchaser may offset such amount against any amounts then due and owing from either the Company or TAGZ (the "Net Amount"), and either pay the Net Amount to the Company or if the Net Amount is due to the Purchaser, the Company or TAGZ, as the case may be, shall immediately pay the Net Amount to the Purchaser. Lenders agree to the unconditional assignment and transfer of the Loans to the Purchaser and release the Company and TAGZ from any and all furture liability with respect to the Loans. In consideration of the foregoing, Lenders shall receive from the Company 325,000 shares of the common stock of Tangible Asset Galleries, Inc., which stock has not been registered and shall contain a restrictive legend similar to the following:

THE  SECURITIES  REPRESENTED  BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER
THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF FOR A PERIOD OF ONE YEAR FROM THE ISSUANCE THEREOF EXCEPT
(i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE LAWS OR (ii) UPON THE EXPRESS WRITTEN AGREEMENT OF THE COMPANY AND COMPLIANCE, TO THE EXTENT APPLICABLE, WITH RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES.)

1.6 The shares shall be issued in the amounts of 162,500 each to Mr. Gehringer and Mr. Kellar (the "Total Consideration").

1.7 Purchase of Purchased Assets and Assumption of Liabilities; Exchange for Shares.

(a) Exchange Agent. The Company's Chairman of the Board, Silvano DiGenova, shall serve as the exchange agent (the "Exchange Agent") in connection with the Agreement.

(b) Exchange Procedures. On the terms and subject to the conditions of this Agreement, and at the Closing, (i) Company shall deliver to Purchaser full possession of the Purchased Assets and all of the Assumed Liabilities at a location determined by Purchaser, along with all bills of sale, endorsements, assignments, consents to assignments that Company has obtained and other instruments and documents as Purchaser may reasonably request to sell, convey, assign, transfer and deliver to Purchaser all right, title and interest in and to all the Purchased Assets free and clear of any and all Liens; and (ii) Purchaser shall acknowledge receipt and responsibility for the Assumed Liabilites and complete and execute any consent or assignment that Company may reasonably request to assign and transfer to Purchaser the obligations with respect to the Assumed Liabilities. Purchaser and the Company shall then deliver to the respective party such portion of the Total Consideration in accordance with the terms hereof.

1.8 Taking of Necessary Action; Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Purchaser with all right, title, interest in and to (and possession of) the Purchased Assets, or to confirm assumption of and responsibility for the Assumed Liabilities, Company or Purchaser shall (as the case may be) and shall procure that any other necessary party shall, take such action promptly, including without limitation any necessary actions to obtain necessary waivers, consents and approvals and execute and do all such documents acts and things as may be so required.

                ARTICLE II.       REPRESENTATIONS AND WARRANTIES
                          OF THE COMPANY AND PURCHASERS

The  Company  hereby  represents  and  warrants  to  Purchaser  as  follows:

2.1 Organization of the Company. The Company is duly incorporated and validly existing under the laws of the State of Pennsylvania. The Company has the corporate power to own its properties and to carry on its business as now being conducted.

2.2 Authority. The Company has all requisite power and authority to enter into this Agreement and all other agreements required by the terms hereof to be entered into and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Purchaser, constitute the valid and binding obligations of the Company, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

2.3 Consents. Other than the consent of the Lenders to the assignment of the Loans as described herein and such consent is evidenced by the execution hereof by the Lenders, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with the Company is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws hereby.

2.4 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) The Company has, and upon consummation of the transactions contemplated hereby will cause to be delivered to Purchaser good, valid and marketable title to all of the Purchased Assets, free and clear of any Liens, and there are no undisclosed liabilities relating directly or indirectly to the Purchased Assets.

     The Purchased Assets are in normal operating condition and repair, normal wear and tear in view of their age excepted.

(b) The Company has sole and exclusive ownership, free and clear of any Liens, of all customer files and other customer information relating to the Company's current and former customers (the "Customer Information"). Other than normal rights of the Company's customers to their own information, no third party possesses any claims or rights with respect to use of the Customer Information.

2.5 Compliance with Laws. With respect to the Purchased Assets, the Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

2.6 No Adverse Consequence.Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in the creation or imposition of any Lien on any of the Purchased Assets; (ii) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions or provisions of, result in the loss of any benefit to the Company or Purchaser under, or as a result in or constitute a default or an event that would be a default of, any material agreement or arrangement to which the Company is a party or by which the Company or any of the Purchased Assets is bound; or (iii) the violation of any law, regulation, ordinance, judgement, decree or permit applicable to or affecting it.

2.7 Agents and Finders. The Company has not engaged any agent or finder with respect to the transaction contemplated by this Agreement
The Purchaser, individually and collectively, hereby represent and warrant to Company as follows:

2.8 Authority. The Purchaser have all requisite power and authority to enter into this Agreement and all other agreements required by the terms hereof to be entered into and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by Company, constitutes the valid and binding obligations of the Purchaser, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

2.9 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission or any third party, including a party to any agreement with the Purchaser is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws hereby.

2.10 No Adverse Consequence. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will:(i) either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions or provisions of, result in the loss of any benefit to the Company or Purchaser under, or as a result in or constitute a default or an event that would be a default of, any material agreement or arrangement to which the Purchaser are a party; or (ii) the violation of any law, regulation, ordinance, judgement, decree or permit applicable to or affecting it.

2.11 Accredited Investor Status. Lernders individually represent that they are both "Accredited Investors" as that term is defined in Section 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act");
                    ARTICLE III.        ADDITIONAL AGREEMENTS

3.1 Expenses. All fees and expenses incurred in connection with this Agreement including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the party incurring such fees and expenses.

3.2 Notification of Certain Matters. The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of any failure of the Company or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 3.1 shall not limit or otherwise affect any remedies available to the party receiving such notice.

3.3 Bill of Sale. The Company shall execute a bill of sale in favor of Purchaser, substantially in the form of the attached Exhibit C, and deliver such bill of sale at Closing.

                           ARTICLE IV.       INDEMNITY

4.1 Survival of Representations and Warranties. All of the representations and warranties of the Company in this Agreement or in any instrument delivered pursuant hereto shall terminate on the date six (2) years subsequent to the Closing Date.

4.2 Indemnity. (i) The Company hereby agrees to indemnify and hold Purchaser and its agents harmless against and in respect of any loss, cost, expense, claim, liability, deficiency, judgment or damage (hereinafter, individually, a "Loss"; and collectively, "Losses") incurred by Purchaser and agents as a result of any inaccuracy in or breach of a representation or warranty of the Company contained in this Agreement or any instrument delivered by the Company at the Closing or any failure by the Company to perform or comply with any covenant contained in this Agreement or any such instrument.The Company liability for the aggregate of the Losses shall not exceed the value of the Total Consideration.
(ii) The Purchaser hereby agree, individually and collectively, to indemnify and hold Company and its subsidiaries, directors, officers and agents harmless against and in respect of any Loss or Losses incurred by Company, its subsidiaries, officers, directors and agents as a result of any inaccuracy in or breach of a representation or warranty of the Purchaser contained in this Agreement or any instrument delivered by the Purchaser at the Closing or any failure by the Purchasrs to perform or comply with any covenant contained in this Agreement or any such instrument.Neither the Company liability nor the Purchaser liability for the aggregate of the Losses shall not exceed the value of the Total Consideration.

(a) Expiration of Indemnification. The indemnification obligations under this Section 4.2 shall terminate at 5:00 p.m., Pacific Time, six (6) months after the Closing Date, but shall not terminate as to any Loss (or a potential claim by an appropriate party) asserted in good faith prior to such date.

(b) Resolution of Conflicts; Arbitration. If there is any dispute among the parties relating to this Agreement, the parties shall submit to binding arbitration. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Orange County, California under the rules then in effect of the American Arbitration Association.

                       ARTICLE V.      GENERAL PROVISIONS

5.1 Amendment; Notices. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties against which such enforcement is sought.

5.2 All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Lenders, to: Steve Gehringer and Kenneth Kellar, 1801 Tilgham Street, Allentown, Pennsylvania 18104; Fax: 640-770-0248.

(b) If to the Purchaser, to: Keystone Rare Coins LLC, 1801 Tilgham Street, Allentown, Pennsylvania 18104; Fax: 640-770-0248.

(c) if to the Company: Gehringer & Kellar, Inc., 3444 Via Lido, Newport Beach, California 92677; Fax: 949-566-9143.

5.3 General. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

5.4 This Agreement and Exhibits hereto and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided. If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party. No failure or delay by either party in exercising any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy. Any waiver by either party of any provision of this Agreement shall not be construed as a waiver of any other provision of this Agreement, nor shall such waiver operate as or be construed as a waiver of such provision.This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Pennsylvania, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Pennsylvania for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Purchaser and the Company and their respective heirs, executors, administrators, successors and assigns. All dates are determined using Pacific Standard Time. [Signature Page Follows]

IN WITNESS WHEREOF, Purchaser, Lenders and the Company each have caused this Agreement to be signed by its respective duly authorized representative have executed this Agreement as a deed, all effective as of the date first written above.

PURCHASER:
     KEYSTONE  RARE  COINS  LLC

     By:  /s/ Stephen J. Gehringer
     Name: Stephen J. Gehringer
     Title: Partner

LENDERS:

/s/ Stephen J. Gehringer
STEVE  GEHRINGER

/s/ Kenneth Kellar
KENNETH  KELLAR

COMPANY:

     GEHRINGER  &  KELLAR,  INC.

     By: /s/ Silvano DiGenova
     Name: Silvano DiGenova
     Title: President

TANGIBLE  ASSET  GALLERIES,  INC.
     By: /s/ Silvano DiGenova
     Name: Silvano DiGenova
     Title: CEO

                                                                       EXHIBIT A
              ASSET PURCHASE AND ASSUMPTION OF LIABILITES AGREEMENT
     BY AND BETWEEN KEYSTONE RARE COINS LLC ("PURCHASER"), STEVE GEHRINGER AND KENNETH KELLAR (COLLECTIVELY "LENDERS"), GEHRINGER & KELLAR, INC. ("COMPANY")
                   AND TANGIBLE ASSET GALLERIES, INC. ("TAGZ")
                          DATED AS OF NOVEMBER 28, 2001
                          SCHEDULE OF PURCHASED ASSETS

Inventory     $972,623
Accounts Receivable     $487,884
Cash     $246,835

                                                                       EXHIBIT B
              ASSET PURCHASE AND ASSUMPTION OF LIABILITES AGREEMENT
     BY AND BETWEEN KEYSTONE RARE COINS LLC ("PURCHASER"), STEVE GEHRINGER AND KENNETH KELLAR (COLLECTIVELY "LENDERS"), GEHRINGER & KELLAR, INC. ("COMPANY")
                   AND TANGIBLE ASSET GALLERIES, INC. ("TAGZ")
                          DATED AS OF NOVEMBER 28, 2001
                         SCHEDULE OF ASSUMED LIABILITIES

Accounts Payable     $229,991
Accrued Payroll and Severance     $141,678
Note Payable to Steve Gehringer and Kenneth Kellar     $1,199,412

                                                                       EXHIBIT C
              ASSET PURCHASE AND ASSUMPTION OF LIABILITES AGREEMENT
     BY AND BETWEEN KEYSTONE RARE COINS LLC ("PURCHASER"), STEVE GEHRINGER AND KENNETH KELLAR (COLLECTIVELY "LENDERS"), GEHRINGER & KELLAR, INC. ("COMPANY")
                   AND TANGIBLE ASSET GALLERIES, INC. ("TAGZ")
                          DATED AS OF NOVEMBER 28, 2001
                              FORM OF BILL OF SALE
                           BILL OF SALE AND CONVEYANCE


This BILL OF SALE AND CONVEYANCE made, executed and delivered as of November 28, 2001 by and among Gehringer & Kellar, Inc., a Pennsylvania corporation,
("Seller")  and  Keystone  Rare  Coins  LLC  ("Purchaser").

                              W I T N E S S E T H :

WHEREAS, Seller and Purchaser desire to finalize the sale of certain assets, intangible assets, rights, licenses and other assets as defined specifically on the attached Schedule A (the "Purchased Assets") and the transfer and assumption of liabilities as specifically defined on the attached Schedule B ("Assumed
Liabilities") pursuant to that certain Asset Purchase and Assumption of Liabilities Agreement by and between Seller, Purchaser, and Steve Gehringer and Kenneth Kellar of the even date herewith (the "Definitive Agreement"); and

WHEREAS, Seller and Purchaser now desire to execute and deliver to the Purchaser this instrument evidencing the sale, conveyance, assignment, transfer and delivery to the Purchaser of the Purchased Assets and the assumption of the Assumed Liabilities;

NOW, THEREFORE, in consideration of the foregoing promises and for the aggregate sum of One hundred thirty six thousand two hundred sixty dollars ($136,260.00) ("Consideration") the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Immediately upon delivery unto Purchaser of the Purchased Assets, the Seller does hereby sell, convey, assign, transfer and deliver unto the Purchaser and its successors and assigns, forever, the entire right, title and interest in, to and under the Purchased Asset. TO HAVE AND TO HOLD the Purchased Assets unto Purchaser, its successors and assigns, FOREVER.

2. Immediately upon the effective date hereof, the Purchaser hereby accepts the transfer, assignment and assumption of the Assumed Liabilities for Purchaser, its successors and assigns.

3. Payment of the Consideration shall be due and payable on or before November 28, 2002, provided that, Purchaser may offset the Consideration against any amounts then due and owing from either the Seller or any of its affiliates (the "Net Amount"), and either pay the Net Amount to the Seller or if the Net Amount is due to the Purchaser, the Seller or its affiliates, as the case may be, shall immediately pay the Net Amount to the Purchaser.

4. Seller represents and warrants to Purchaser that Seller has good and valid title to the Purchased Assets, free and clear of any Liens. All software products in the Purchased Assets, with exception of "shrink-wrap" or similar widely-available commercial end-user licenses, were written and created solely by either (i) Seller or (ii) by third parties who have validly assigned all of their rights, including intellectual property rights in such products to the Seller.

5. The Seller hereby constitutes and appoints Purchaser and its successors and assigns as its true and lawful attorney in fact in connection with the transactions contemplated by this instrument, with full power of substitution, in the name and stead of the Seller but on behalf of and for the benefit of Purchaser and its successors and assigns, to demand and receive any and all of the Purchased Assets, and to give receipt and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of the Seller or otherwise, for the benefit of Purchaser or is successors and assigns, proceedings at law, in equity, or otherwise, which Purchaser or its successors or assigns reasonably deem proper in order to collect or reduce to possession or endorse any of the Purchased Assets and to do all acts and things in relation to the Purchased Assets which Purchaser or its successors or assigns reasonably deem desirable.

6. This instrument shall be binding upon and shall inure to the benefit of the respective successors and assigns of the Seller and the Purchaser. If there is any dispute or disagreement between the provisions of this Bill of Sale and Conveyance and the Definitive Agreement, the terms of the Definitive Agreement shall govern. This Bill of Sale and Conveyance shall be governed by and construed in accordance with the laws of the State of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Pennsylvania, in connection with any matter based upon or arising out of this instrument or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Pennsylvania for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

7. This may be executed in one or more counterparts, each of which shall be deemed and original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale and Conveyance to be signed by their duly authorized respective signatories as of the date first above written.

SELLER:
Gehringer  &  Kellar,  Inc.



By /s/  Silvano DiGenova
Title: CEO

PURCHASER:
KEYSTONE  RARE  COINS  LLC



By /s/ Stephen Gehringer
Title: Partner

                                   SCHEDULE A

                       TO THE BILL OF SALE AND CONVEYANCE
                                 BY AND BETWEEN
  GEHRINGER & KELLAR, INC. ("SELLER") AND KEYSTONE RARE COINS LLC ("PURCHASER")
                          DATED AS OF NOVEMBER 29, 2001

                                PURCHASED ASSETS

Inventory     $972,623
Accounts  Receivable     $487,884
Cash     $246,835

                                   SCHEDULE B

                       TO THE BILL OF SALE AND CONVEYANCE
                                 BY AND BETWEEN
  GEHRINGER & KELLAR, INC. ("SELLER") AND KEYSTONE RARE COINS LLC ("PURCHASER")
                          DATED AS OF NOVEMBER 29, 2001

                               ASSUMED LIABILITIES

Accounts  Payable     $229,991
Accrued  Payroll  and  Severance     $141,678
Note  Payable  to  Steve  Gehringer  and  Kenneth  Kellar     $1,199,412